Exhibit (m)(4)

BLACKROCK LIQUIDITY FUNDS

(the “Trust”)

BEAR STEARNS PRIVATE CLIENT SHARES AMENDED DISTRIBUTION PLAN

This Distribution Plan (the “Plan”) is adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by the Trust, with respect to the Bear Stearns Private Client Shares (the “Shares”) of TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund (each a “Series”) of the Trust as amended from time to time, subject to the terms and conditions set forth herein.

Section 1. Distribution Fees

(a) Pursuant to the Plan, the Trust may pay to the distributor of its shares, BlackRock Distributors, Inc., or any entity that may in the future act as a distributor for its shares (collectively, the “Distributor”), with respect to and at the expense of the Shares of a Series, a fee for distribution and sales support services, as applicable, and as more fully described in Section 1(b) hereof (the “Distribution Fee”), such fee in the aggregate to be at the annual rate of up to .35% of the Bear Stearns Private Client Shares of each Series.

(b) Payments of the Distribution Fee under the Plan shall be used primarily to compensate the Distributor for distribution services and sales support services provided in connection with the offering and sale of the Shares of a Series, and to reimburse the Distributor for related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for sales support services provided and related expenses incurred by such Selling Agents. The services and expenses described in this Section l(b) may include, but are not limited to, the following: (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and other mass media advertising; (ii) the preparation, printing and distribution of prospectuses and reports (other than prospectuses or reports used for regulatory purposes or for distribution to existing shareholders); (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing; (v) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vi) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or Selling Agents, attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions, compensation and expenses; (vii) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor or Selling Agents, attributable to distribution or sales support activities, as applicable; (viii) the costs of administering the Plan; (ix) expenses of organizing and conducting sales seminars; and (x) any other costs and expenses relating to distribution or sales support activities.

(c) Payments of the Distribution Fee on behalf of a Series must be in consideration of services rendered for or on behalf of a Series. However, joint distribution or sales support financing with respect to the Shares of a Series (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable law. Payments of the Distribution Fee under Section 1 of the Plan may be made without regard to expenses actually incurred.

(d) It is acknowledged that the Distributor and other parties that receive fees from the Trust may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with the Shares of a Series out of its past profits or any additional sources other than the Distribution Fee which are available to it.

Section 2. Calculation and Payment of Fees

The amount of the Distribution Fee payable with respect to the Shares of a Series shall be calculated daily and paid monthly, at the applicable annual rates of up to .35% for each Series. The Distribution Fee shall be calculated and paid separately for the Shares of each Series.

Section 3. Approval of Plan

The Plan will become effective immediately upon its approval by (a) a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (b) a majority of the outstanding Shares of a Series.

Section 4. Continuance of the Plan

The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Trust’s Board of Trustees in the manner described in Section 3 above.

Section 5. Additional Classes and Funds

The Plan shall become effective with respect to classes of shares of other Series of the Trust upon obtaining the requisite approvals with respect to such classes of a Series in accordance with Section 3 above.

Section 6. Termination

The Plan may be terminated at any time without penalty at any time by (a) a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding Shares of a Series.

Section 7. Amendments

The Plan may not be amended so as to increase materially the amount of the Distribution Fee described in Section 1 above unless the amendment is approved by a vote of at least a majority of the outstanding Shares of a Series and otherwise complies with Rule 18f-3(e)(2) under the 1940 Act or any successor provision as in effect at the time of such amendment. In addition, no material amendment to the Plan may be made unless approved by the Trust’s Board of Trustees in the manner described in Section 3 above.

Section 8. Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Trust’s Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) will be committed to the discretion of the Trustees then in office who are not “interested persons” (as defined in the 1940 Act) of the Trust.

Section 9. Written Reports

While the Plan is in effect, the Trust’s Board of Trustees shall receive, and the Trustees shall review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 10. Preservation of Materials

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 11. Limitation of Liability

The names “BlackRock Liquidity Funds” and “Trustees of BlackRock Liquidity Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated October 21, 1998, which is hereby referred to and a copy of which is on file at the principal office of the Trust. The obligations of “BlackRock Liquidity Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property allocated to such shares for the enforcement of any claims against the Trust.

Section 12. Miscellaneous

The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.